EXHIBIT 99.1
------------





AMLI                                      125 South Wacker Drive
RESIDENTIAL                               Chicago, Illinois 60606

                                          Phone:      312.443.1477
                                          Fax:        312.443.0909
                                          www.amli.com

PRESS RELEASE

FOR IMMEDIATE RELEASE
---------------------

October 26, 2004                    For More Information, Contact:

                                    Robert J. Chapman,
                                    Chief Financial Officer
                                    (312) 984-6845



                  AMLI RESIDENTIAL ANNOUNCES THIRD QUARTER
                   OPERATING RESULTS AND DECLARES DIVIDEND


==========================================================================


(CHICAGO, IL) AMLI RESIDENTIAL PROPERTIES TRUST (NYSE: AML) announces today operating results for the third quarter ended September 30, 2004.


EARNINGS
--------

Net income for the quarter and the nine months ended September 30, 2004 was $12,234,000 and $61,257,000 respectively, as compared to $5,935,000 and
$12,571,000, respectively, in the year earlier periods. Diluted Earnings Per Share ("EPS") for the quarter ended September 30, 2004 was $0.40, compared to $0.21 for the same period a year earlier. For the nine months ended September 30, 2004, EPS was $2.10, compared to $0.38 for the comparable period of 2003. The increases in net income for the three and nine months ended September 30, 2004 compared to the same periods a year ago are due primarily to an increased amount of gains associated with sales of real estate.

Funds From Operations ("FFO") for the third quarter of 2004 were $13,576,000, or $0.44 per common share, compared to $14,684,000, or $0.57 per common share, for the third quarter of 2003, a per share decrease of 22.8%. The decrease in FFO per share for the three months ended September 30, 2004 compared to the same period a year ago is due, in part, to the fact that 2003 included a gain from the sale of a "merchant-built" community that did not occur in 2004, and, in part, because AMLI had not, through September 30, 2004, fully invested the net proceeds from its March 2004 common share offering. Actual results for the quarter were $0.01 and $0.03 per share below the bottom end of the range and the mid-point of AMLI's most recent guidance, respectively, and $0.04 lower than First Call's current estimate. The difference in actual results for the quarter compared to the Company's prior estimate is almost totally related to items independent of same community results, which were positive.

"We are pleased with the performance of AMLI's same store communities," commented Gregory T. Mutz, AMLI Chairman and CEO. "The positive quarterly sequential increases in revenue and net operating income were almost exactly as we had expected. The difference in actual results compared to our prior guidance was due to the results of non-same store communities and a number of one-time or unusual items."

The following summarizes the major items reconciling AMLI latest third quarter FFO per share mid-point guidance to actual results:

                                                            PER SHARE
                                                            ---------
Latest mid-point guidance. . . . . . . . . . . . . . . . .  $  0.47
Results from non-same store communities (1). . . . . . . .    (0.03)
Hurricane damage . . . . . . . . . . . . . . . . . . . . .    (0.005)
Lost NOI due to amount and timing of acquisitions
    and dispositions (2) . . . . . . . . . . . . . . . . .    (0.01)
Co-investment acquisition fees (3) . . . . . . . . . . . .    (0.005)
Impairment write-down on land (4). . . . . . . . . . . . .    (0.01)
Additional Sarbanes-Oxley costs and
    other miscellaneous items. . . . . . . . . . . . . . .    (0.01)
Adjustment to compensation liabilities (5) . . . . . . . .     0.04
                                                            -------
Actual reported results. . . . . . . . . . . . . . . . . .  $  0.44
                                                            =======

  (1) Reflects (i) approximately $0.015 per share variances in real estate tax expense and (ii) approximately $0.015 due to unanticipated net operating income budget variances from the Company's lease-up, rehab communities and sold communities.

  (2) The actual closing dates for four acquisitions and three dispositions that the Company anticipated closing during the quarter were different than expected. The result was that the Company earned $0.015 per share less, which was partially offset by approximately $0.05 per share of interest cost savings.

  (3) The Company anticipated forming $50 million of co-investment partnerships in the quarter, which did not occur.

  (4) Reflects a pre-tax adjustment of $400k ($305k after tax) to the carrying value of two of the Company's land parcels, net of a $105k gain on sale of one other land parcel.

  (5) The Company and five of its senior executives agreed to terminate a deferred executive compensation plan, as it was determined that the achievement hurdles for future payouts under the plan would not be met. In addition, the Company reduced its estimates for year-end 2004 compensation. Both items had the net effect of reducing accrued liabilities and taking such amounts into income during the quarter.


THIRD QUARTER ACTIVITIES
------------------------

In August, AMLI acquired AMLI at Westcliff (formerly the Retreat at Westcliff), a 372-unit luxury apartment community in Westminster, Colorado. In September, the Company acquired AMLI at River Run (formerly The Preserve at River Run), a 206-unit apartment community in Naperville, Illinois and AMLI at Canterfield (formerly The Tradition at Canterfield), a 352-unit community in West Dundee, Illinois.

Also during the quarter, AMLI sold three communities: AMLI at Nantucket, a 312-unit community in Dallas; AMLI on Timberglen, a 260-unit community in Dallas; and AMLI at Towne Creek, a 150-unit community in Gainesville, Georgia.

The 930 units acquired during the quarter were purchased at an average price per unit of $140,200 and the 722 units sold during the quarter were sold at an average price per unit of $46,500. For the nine months ended September 30, 2004, AMLI has sold 3,016 units at an average price per unit of $60,040 and purchased 2,414 units at an average price per unit of $96,400.

In July, AMLI closed a $45 million loan secured by a first mortgage on the previously unencumbered AMLI at Riverbend community. The 4.85% interest rate is fixed for the first nine years of this ten-year loan.


SAME COMMUNITY RESULTS
----------------------

On a combined same community basis, which includes both wholly-owned and co-investment communities (at 100%), for the quarter ended September 30, 2004 versus the prior year's comparable quarter, total community revenue decreased 0.4% (reflecting an increase in weighted average occupancy to 94.0% from 93.7% and a decrease in weighted average collected revenue per occupied unit of 0.7%), operating expenses increased 0.6%, and net operating income ("NOI") decreased 1.2%.

Comparing the third quarter of 2004 to the preceding quarter, total community revenue increased by 1.9% (reflecting an increase in weighted average occupancy of 1.3% and an increase in weighted average collected revenue per occupied unit of 0.5%), operating expenses increased 1.0%, and NOI increased 2.6%.


SUBSEQUENT EVENTS
-----------------

Earlier this month, AMLI's Board of Trustees elected Bruce P. Bickner to join the Company's Board as an independent trustee and Chair of the Audit Committee. In addition, the Board agreed to include in its 2005 Proxy Statement a proposal for shareholder consideration to amend the Company's Declaration of Trust to eliminate the staggered board, effective with the election in 2006.

Last week, AMLI completed the purchase of AMLI at Kirkland Crossing (formerly the Preserve at Kirkland Crossing), a 266-unit apartment community in Aurora, Illinois.


OUTLOOK
-------

AMLI's current expectation for FFO per share for the fourth quarter of 2004 is $0.47 (plus or minus $0.01 per share), or $0.05 per share less than AMLI's prior mid-point guidance. The factors contributing to the revised guidance are (i) approximately $0.025 per share estimate for additional costs related to Sarbanes-Oxley, (ii) approximately $0.015 per share of NOI and co-investment acquisition fees that the Company will not earn in the quarter because it did not form the co-investments in either the third or fourth quarters that it had anticipated it would, and (iii) $0.01 per share less NOI earned because the amount of actual acquisitions and their closing dates were different than previously expected. As such, AMLI now anticipates that full year 2004 FFO will be in the range of $2.01 to $2.03 per share.

The following chart reconciles AMLI's current FFO per share guidance to
EPS:
                                                      Q4       Full
                        Q1        Q2        Q3       (est)     Year
                      ------    ------    ------    ------    ------
 EPS . . . . . . .      0.21      1.44      0.40      0.41      2.53
 Gains on sales. .     (0.11)    (1.50)    (0.44)    (0.40)    (2.53)
 Depreciation. . .      0.40      0.39      0.41      0.40      1.61
 Other . . . . . .      0.06      0.22      0.07      0.06      0.41
 FFO per share . .      0.56      0.55      0.44      0.47      2.02

DIVIDEND
--------

Yesterday, the Board of Trustees declared a quarterly dividend of $0.48 per common share. This dividend is payable on November 16, 2004 to all common shareholders of record as of November 5, 2004 and is based on an annual dividend rate of $1.92 per common share.


CONFERENCE CALL
---------------

AMLI will hold a conference call on Wednesday, October 27, 2004 at 3:30 p.m. Eastern Time. The toll-free number for the call is 888-780-9654 -
Passcode: AMLI, and should be accessed approximately 5 minutes prior to conference time. A live webcast of the conference call will also be available in the 'Company Info' section on AMLI's website (www.amli.com/comp/) and at www.streetevents.com. Additionally, an on-line replay of the webcast will be available for 60 days following the call.


SUPPLEMENTAL INFORMATION
------------------------

AMLI produces Quarterly Supplemental Information that provides detailed information regarding the Company's activities during the quarter. The Third Quarter Supplemental Information is available in the 'Company Info' section on our website (www.amli.com/comp/) under 'Shareholder Reports.'


DEFINITIONS
-----------

This press release and the Quarterly Supplemental Information described above contain certain non-GAAP ("Generally Accepted Accounting Principles") information that is generally provided by most publicly-traded residential REITs. AMLI uses this information internally to measure its performance and/or liquidity and to compare its performance to other REITs in its peer group, and believes that this information may be of interest and use to the investment community for the same reason.

Except where indicated, community revenue, community expenses, net operating income ("NOI") and earnings before interest, taxes, depreciation and amortization ("EBITDA") are computed based on various line items included in our consolidated statements of income prepared in accordance with GAAP. Where indicated, this information is presented on a basis that includes AMLI's proportionate share of the non-GAAP financial measures of its co-investment partnerships.

Reconciliations of all non-GAAP financial measures to GAAP financial measures are included in the Company's Quarterly Supplemental Financial information, primarily pages 18, 19 and 20.

EBITDA is NOI (including AMLI's proportionate share of the NOI of its co-investment partnerships) plus all fees and interest income and income from the Service Companies and gains or losses from sales or valuation of land and other income, less general and administration expense.

FUNDS FROM OPERATIONS ("FFO") is EBITDA less interest expense (including AMLI's proportionate share of the interest expense of its co-investment partnerships and amortization of deferred financing expense) and any income taxes. FFO computed in this manner is equal to FFO as defined in NAREIT's white paper, which definition is "net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures."

Additional definitions can be found in the Quarterly Supplemental
Information.

ABOUT AMLI
----------

The AMLI<registered trademark> portfolio currently includes 74 apartment communities containing 27,594 apartment homes, with an additional 1,854 apartment homes under development or in lease-up in five locations. AMLI is focused on the development, acquisition and management of institutional quality multifamily communities in the Southeast, Southwest, Midwest and Mountain regions of the U.S. AMLI Residential also serves as institutional advisor and asset manager for large pension funds, tax-exempt foundations and other financial institutions through AMLI's co-investment business. AMLI employs approximately 850 people who are dedicated to achieving AMLI's mission--Provide An Outstanding Living Environment For Our Residents. More information on AMLI is available at www.amli.com.


FORWARD-LOOKING STATEMENTS
--------------------------

Certain matters discussed in this press release are forward-looking statements within the meaning of Federal Securities Law. Although the Company believes expectations reflected in such forward looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved.

Forward-looking statements can be identified by the Company's use of the words "project," "believe," "expect," "anticipate," "intend," "estimate," "assume," and other similar expressions that predict or indicate future events, achievements or trends or that do not relate to historical matters.

The Company does not assure the future results or outcome of the matters described in forward-looking statements; rather, these statements merely reflect the Company's current expectations of the approximate outcomes of the matters discussed. Forward-looking statements involve known and unknown risks, uncertainties and other factors, some of which are beyond the Company's control. The reader is cautioned to make his/her own judgment with regard to the statements discussed in this press release and the assumption noted by the Company herein.

The Company is making forward-looking statements because it believes investors, analysts and others, many of whom prepare models and projections of the Company's performance, are interested in the Company's current estimates of its future activities. The Company advises such parties to make their own determination of any relevant or material assumption used by them.

Many factors may cause the Company's actual performance in any period or periods to differ materially from the anticipated future performance expressed or implied by these forward-looking statements. Certain of the factors that could cause the Company's actual performance to differ materially from those expressed or implied by these forward-looking statements include, but are not limited to, general economic conditions, local real estate conditions, the timely development and lease-up of communities, other risks detailed from time to time in the Company's SEC reports, including the annual report on form 10-K for the year ended December 31, 2003.


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